EXHIBIT 10.2

SHAREHOLDERS AGREEMENT SIMSON-MAXWELL LTD. April ___, 2025

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SIMSON-MAXWELL LTD.

UNANIMOUS SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made as of the ____ day of April, 2025 (the “Effective Date”)

BETWEEN:

SIMSON-MAXWELL LTD., a corporation incorporated under the laws of Canada

– and –

Each Shareholder and Principal (as such terms are defined below) listed in Schedule A attached hereto, as amended from time to time, and any person who becomes a party to this Agreement by executing the Acknowledgement in the form attached hereto as Schedule B.

RECITALS

A.	In these recitals, all capitalized terms, unless otherwise defined, shall have the meanings given to them in Section 1.1;

B.	The Corporation was incorporated in the Province of Alberta on October 13, 1998 and was subsequently continued under the Act pursuant to Articles of Continuance dated November 4, 2002;

C.

Those parties to this Agreement, who are Shareholders, are the registered and beneficial owners of the number and class of shares in the capital of the Corporation set out opposite such Shareholder’s name in Schedule A;

D.

The parties to this Agreement desire to enter into certain agreements relating, among other things, to their shareholdings in the Corporation, their rights and duties as Shareholders of the Corporation, and the management and operation of the Corporation;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement, the sum of one dollar and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

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ARTICLE 1

INTERPRETATION

1.1 Defined Terms. In addition to the terms otherwise defined in this Agreement, the following terms shall have the meanings set out below:

(a)

“Act” means the Canada Business Corporations Act, as amended or re-enacted from time to time, and any term defined in the Act and not otherwise defined herein is used in this Agreement with the meaning defined in the Act;

(b)	“Affiliate” shall have the meaning ascribed to it in the Act;

(c)	“Agreement” means this unanimous shareholders agreement and all schedules attached to this agreement, all as may be supplemented or amended from time to time;

(d)

“Arm’s Length” shall have the meaning as it is given in the Income Tax Act (Canada) and any question as to whether an arm’s length relationship exists shall be determined in accordance with Article 251 of said legislation as of the date hereof;

(e)	“Articles” means the Articles of Continuance of the Corporation dated November 4, 2002, as may be amended from time to time;

(f)	“Board” means the board of directors of the Corporation;

(g)	“Business” has the meaning given to such term in Section 2.1;

(h)	“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Alberta;

(i)	“By-law” means any by-law of the Corporation, including without limitation, general By-law No. 1 in the form enacted on November 4, 2002 (collectively the “By-laws”);

(j)	“Control” means:

(i)

with respect to a corporation, the ownership of more than fifty percent (50%) of the voting rights attached to all shares of the corporation, including any shares which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing, where the exercise of such voting rights entitles the holder of such voting shares to elect a majority of the directors of the corporation;

(ii)	with respect to a partnership (other than a limited partnership), the ownership of more than fifty percent (50%) of the interests in the partnership;

(iii)	with respect to a limited partnership, the limited partnership is controlled by each of its general partners; and

(iv)	with respect to a trust, the trust is considered controlled by each of its trustees who has actual power or authority to manage and direct the affairs of such trust;

and “controlled, “controlling” and “controls” shall have like meaning;

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(k)

“Corporation” means Simson-Maxwell Ltd. and any successor resulting from any amalgamation, merger, arrangement or other re-organization of or including the Corporation or any continuance of the Corporation under the laws of another jurisdiction;

(l)	“Directors” means the directors of the Corporation and a “Director” means any one of them;

(m)	“Fair Market Value” has the meaning set out in Schedule C;

(n)

“Financial Statements” means the annual financial statements of the Corporation, prepared on a review engagement basis, consisting of consolidated balance sheets of the Corporation, statements of income, retained earnings, and changes in cashflow of the Corporation and its subsidiaries, if any, and unaudited quarterly interest financial statements of the Corporation, prepared in accordance with generally accepted accounting principles (subject to normal year- end adjustments and without footnote disclosure for quarterlies), setting forth the comparative form the corresponding figures for the corresponding quarter or full year of the previous financial year;

(o)	“Permanent Incapacity” means, with respect to any person, the condition that will be deemed to exist where:

(i)	such person has been declared by a court of competent jurisdiction to be mentally incompetent and such declaration has not, at the relevant time, been revoked; or

(ii)

such person becomes unable, by reason of illness, mental or physical disability or incapacity or otherwise, to perform his or her normal duties as a director or officer of the Corporation or as a full-time employee of the Corporation:

A.	for a period of 180 consecutive days; or

B.	for 270 days in aggregate during a period of 365 days,

provided that if a qualified medical doctor certifies that a person’s illness, disability or incapacity is not permanent but merely temporary and that the person will be fully recovered and able to perform his or her normal duties as a director, officer, or full-time employee of the Corporation within 180 days of the date of the certificate, then such illness, disability, or incapacity shall not be deemed to constitute “Permanent Incapacity”;

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(p)

 “Permitted Indebtedness” means items (a)(iv), (v), (vi), (viii), within the definition of Indebtedness in the Subscription Agreement and the aggregate total of the items described in subsections (a) through (g) in Section 4.40 of the Subscription Agreement.

(q)

“Person” means and includes any individual, corporation, body corporate, partnership, firm, joint venture, syndicate, association, trust, trustee, government, governmental agency or board or commission or authority or other form of entity or organization, whether or not legal entities;

(r)	“Principal” means Tyler Van Dyke, with respect to T&T Power Group, and any other Person who is or who Controls a Shareholder other than in the case of Viking;

(s)	“Shareholder” means any of the Persons listed on Schedule A hereof or any Person that from time to time holds Shares in the Corporation and becomes bound by the provisions of this Agreement;

(t)

“Shareholder Loan” means an outstanding amount loaned or advanced by a Shareholder to the Corporation at any time including but not limited to a shareholder loan in the amount of $3,000,000 that may be advanced by T&T to the Corporation on or around the Effective Date;

(u)

“Shares” means in respect of the Corporation and/or any Subsidiary, as the context dictates: (a) all shares currently authorized; (b) any additional shares which may be subsequently authorized; (c) any shares into which Shares of the Corporation and/or any Subsidiary may be converted, subdivided, consolidated or otherwise changed from time to time, and (d) any shares of the Corporation and/or any Subsidiary or any successor or other corporation, as the case may be, which may be received by the holders of such shares on an amalgamation, arrangement, continuance, merger, consolidation or other reorganization (statutory or otherwise) of or including the Corporation and/or any Subsidiary;

(v)

“Subscription Agreement” means the Subscription Agreement dated on or about the date hereof amongst the Corporation, T&T, Remora EQ LP, Simmax Corp. and Viking, pursuant to which T&T subscribed for Class A Common Shares of the Corporation;

(w)	“Subscription Transaction” means the subscription by T&T for 2536 Class A Common Shares of the Corporation pursuant to the Subscription Agreement;

(x)	“T&T” mean T&T Power Group Inc.;

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(y)	“Valuator” has the meaning set out in Schedule C;

(z)	“Viking” means Viking Energy Group, Inc.;

(aa)	“Voting Shareholder” means a Shareholder who owns Voting Shares;

(bb)	“Voting Shares” means the Class A Common Shares in the capital of the Corporation; and

(cc)	“Written Notice” means notice in writing either in a hard copy paper format or by electronic means in an e-mail and “instrument in writing” and “in writing” shall have a corresponding meaning.

1.2 Currency. All amounts referred to in this Agreement are intended to be in lawful currency of Canada unless otherwise specified in this Agreement.

1.3 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and all references to “day” or “days” shall mean calendar days unless designated as “Business Days”.

1.4 Schedules. The following schedules are attached to and incorporated in this Agreement by reference:

Schedule A – Shareholders and Addresses

Schedule B – Form of Acknowledgement

Schedule C – Share Valuation

Schedule D – TD Subordination and Postponement Agreement

1.5 Miscellaneous. In this Agreement:

(a)

unless the context otherwise requires, the singular shall include the plural and vice versa, and in particular the definitions of words and expressions set forth in Section 1.1 shall be applied to such words and expressions when used in either the singular or the plural form;

(b)	unless the context otherwise requires, words importing a particular gender shall include the other gender;

(c)	unless otherwise indicated, references to Articles, Sections, and Schedules should be construed as references to the applicable Articles, Sections, or Schedules of this Agreement;

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(d)

the division of this Agreement into Articles and Sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement;

(e)

any reference to a statutory provision shall include that provision as from time-to-time modified or re-enacted providing that in the case of modifications or re-enactments made after the date of this Agreement the same shall not have effective substantive change to that provision;

(f)	references to, or to any particular provision of, a document shall be construed as references to that document as amended to the extent permitted by this Agreement and in force at any time; and

(g)	“in writing” or “written” mean and include printing, typewriting or any electronic means of communication capable of being permanently reproduced in alphanumeric characters at the point of reception.

ARTICLE 2

GOVERNANCE AND AFFAIRS OF THE BUSINESS

2.1 Business of the Corporation. The Corporation is engaged in the business of servicing, maintaining, repairing, renting and testing of generators and industrial engines and providing power solutions to customers, in the Provinces of Alberta, British Columbia, Ontario and elsewhere in Canada (the “Business”).

2.2 Unanimous Shareholder Agreement. This Agreement is deemed to be a unanimous shareholders’ agreement within the meaning of the Act, and the power of the Board to manage or supervise the management of the business and affairs of the Corporation is restricted in accordance with the terms of this Agreement.

2.3 Corporation to be Bound. The Corporation covenants and agrees to act in accordance with the provisions of this Agreement and to take no action which would constitute a contravention of any of the terms or provisions hereof. Notwithstanding anything contained in this Agreement, the Corporation shall so conduct its business and affairs as to comply with all applicable laws.

2.4 Board Composition. The Corporation shall have a Board of Directors consisting of three (3) directors, comprised as follows:

(a)	two (2) directors shall be nominated by T&T; and

(b)	one (1) director shall be nominated by Viking (the “Viking Nominee”).

2.5 Board of Directors. The following individuals have been appointed as Directors of the Board of Directors and the Voting Shareholders hereby approve such appointments:

(a)	T&T nominates Tyler Van Dyke and Daniel Rochester to serve as Directors of the Board of Directors so long as they are living and have not suffered Permanent Incapacity; and

(b)	Viking nominates James Doris to serve as Director of the Board so long as they are living and have not suffered Permanent Incapacity.

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2.6 Filling Director Vacancies and Replacement of Nominees. Subject to Subsection 2.4, if any vacancy occurs in the Board, such vacancy shall be filled by a person nominated by the Shareholder who originally nominated the vacating Director. Subject to Subsection 2.4, a Director may be replaced at any time by the Shareholder who nominated such Director, and in each case such replacement Director shall be approved by the other Shareholders.

2.7 Election of Directors. The Shareholders shall vote their Shares, otherwise exercise their influence in respect of the Corporation and take all other action that may be required to ensure that the Board shall be constituted at all times with the persons nominated from time to time in accordance with this Agreement.

2.8 Notice of Meeting of Directors. Any meeting of the Directors may be called by any Director on not less than fourteen (14) days’ Written Notice given to all the other Directors, which notice shall contain or be accompanied by an agenda of the business to be considered at the meeting and a reasonably detailed description of each item of business, provided that all the Directors may, by an instrument in writing delivered before or after the meeting or by participating at the meeting, waive notice of any meeting of the Directors, in which event any such meeting shall be considered to be duly constituted notwithstanding the absence of notice in respect thereof provided the requirement for quorum set out in Section 2.9 has been met.

2.9 Place and Frequency of Directors’ Meetings. Meetings of Directors shall be held quarterly at any place within or outside of the Province of Alberta. All meetings shall permit the Directors to participate in the meeting of Directors by means of such telephone, electronic, or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a Director participating in such a meeting by such means is deemed for the purposes of the Agreement to be present at that meeting.

2.10 Quorum for Directors’ Meetings. A quorum for meetings of the Directors shall be two (2) Directors then in office, present in person or by means of conference telephone or other communications equipment as permits all persons participating in the meeting to communicate with each other simultaneously and instantaneously (and, for greater certainty, a meeting of the Directors may be constituted at which some Directors are present in person and other Directors are present by means of such communication facilities), provided that the Viking Nominee must be present to form a quorum. If: (i) no such quorum is present within thirty (30) minutes following the time at which the meeting is scheduled to take place, the meeting shall stand adjourned to the same day in the immediately following week (or, if that day is not a Business Day, the next following Business Day) at the same time and place; (ii) no such quorum is present within thirty (30) minutes following the time at which the adjourned meeting is scheduled to take place, the meeting may proceed despite the absence of a quorum.

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2.11 Decisions of Directors. Any resolution of the Directors shall only be validly passed and effective if:

(a)	at a duly constituted meeting of the Directors, such resolution receives the affirmative vote of a majority of the Directors participating in the meeting (each Director having only one vote); or

(b)	all the Directors consent in writing to such resolution.

2.12 Casting Vote. The chairperson of any meeting of the Directors shall not have a second, double, or casting vote if there is a tie in the votes cast at any meeting of the Directors.

2.13 Notice of Meeting of Shareholders. Any meeting of the Shareholders may be called by resolution of the Directors or by any Shareholder who owns not less than five percent (5%) of the outstanding Voting Shares entitled to vote at such meeting, on not less than fourteen (14) days’ Written Notice given to all the Shareholders of the Corporation who are entitled to vote, which notice shall set out the matters to be raised at such meeting, provided that all the Voting Shareholders of the Corporation may, by an instrument in writing delivered before or after the meeting or by participation at the meeting, waive notice of any meeting of Shareholders, in which event any such meeting shall be considered to be duly constituted notwithstanding the absence of notice in respect thereof.

2.14 Place and Frequency of Shareholders’ Meetings. Meetings of Shareholders may be held at any place within or outside of the Province of Alberta. The meetings shall permit all the Shareholders of the Corporation to participate in a meeting of Shareholders by means of such telephone, electronic, or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a Shareholder participating in such a meeting by such means is deemed for the purposes of the Agreement to be present at that meeting.

2.15 Quorum for Shareholders’ Meetings. A quorum for meetings of the Shareholders shall be at least two (2) Shareholders who together hold not less than two-thirds (66.67%) of the Voting Shares and one of whom must be a representative of Viking, present in person or by means of conference telephone or other communications equipment as permits all persons participating in the meeting to communicate with each other simultaneously and instantaneously (and, for greater certainty, a meeting of the Shareholders may be constituted at which some Shareholders are present in person and other Shareholders are present by means of such communication facilities). If: (i) no such quorum is present within thirty (30) minutes following the time at which the meeting is scheduled to take place, the meeting shall stand adjourned to the same day in the immediately following week (or, if that day is not a Business Day, the next following Business Day) at the same time and place; (ii) no such quorum is present within thirty (30) minutes following the time at which the adjourned meeting is scheduled to take place, the meeting may proceed despite the absence of a quorum.

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2.16 Decisions at Shareholders’ Meetings. Subject to Section 2.18 below, any resolution of the Shareholders of the Corporation shall only be validly passed and effective if:

(a)

such resolution is voted on at a duly constituted meeting of the Shareholders entitled to vote thereon and the votes in favour of such resolution constitute at least fifty one percent (51%) of the total number of votes attached to all the then issued Shares for the time being enjoying voting rights at such meeting; or

(b)	all the Shareholders entitled to vote thereon consent in writing to such resolution.

2.17 Casting Vote. The chairperson of any meeting of the Shareholders shall not have a second, double, or casting vote if there is a tie in the votes cast at any meeting of the shareholders.

2.18 Special Approvals. No action shall be taken in regard to any of the following matters except with the prior express approval of the Shareholders who hold not less than two-thirds (66.67%) of the then issued and outstanding Voting Shares expressed by a resolution passed at a meeting of the Shareholders or signed in writing by all such Shareholders and any other consent or consents required by law by the holders of a class of shares voting separately and as a class:

(a)	any amalgamation of the Corporation with any other legal entity including but not limited to T&T;

(b)

any decision involving the restoration, renovation, sub-letting or termination of the lease with respect to the premises located at 1605 Kebet Way, Port Coquitlam British Columbia, the consent of Viking not to be unreasonably withheld; and

(c)

any dissolution, liquidation, or winding-up of the Corporation or other distribution of the assets of the Corporation for the purpose of winding-up its affairs, whether voluntary or involuntary, except where such dissolution, liquidation, or winding-up or other distribution is done voluntarily by the Corporation in order to reorganize its corporate structure, provided that the Board determines (without inquiring into or giving effect to the personal circumstances of any individual Shareholder) that the interests of no one Shareholder shall be disproportionately adversely affected vis-à-vis the interests of any other Shareholder by such reorganization.

2.19 Dividends. It is hereby acknowledged by Viking that dividends are declared at the discretion of the Board of Directors and there is no expectation on Viking’s part that dividends will be declared by the Board of Directors and paid by the Corporation in the first twenty six months following the date hereof, and there are no assurances dividends will be declared thereafter.

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2.20 Officers. The officers of the Corporation shall be appointed by the majority of the Directors from time to time.

2.21 Books and Records. The Corporation shall maintain books of account at its head office which shall contain accurate and complete records of all transactions, receipts, expenses, assets, and liabilities of the Corporation. The Corporation shall provide all Shareholders with reasonable access to such books and records. Proper books of account and entries shall be made therein of all matters, transactions, and things as are usually written and entered in books of account kept by Corporations engaged in concerns of a similar nature together with all books, securities, letters and other things belonging to or concerning how the Corporation's business is being carried on and each of the Shareholders shall have free access at all times to examine and copy them and shall at all times furnish to the other Shareholders correct information, accounts, and statements of and concerning all transactions pertaining to the Corporation without any concealment or suppression. Each Shareholder shall also be entitled from time to time, during usual business hours on reasonable notice to the Corporation, to examine (or cause its representatives to examine): (i) the Articles and the By-laws; and (ii) the minute books of the Corporation.

2.22 Information to be Provided to Shareholders. The Corporation shall maintain proper, complete, and accurate books and accounts in accordance with generally accepted accounting principles consistently applied and in effect from time to time. The Corporation shall supply on a timely basis all necessary financial and other information to the Shareholders as of the end of their respective fiscal and/or tax accounting quarters and years in order to permit each Shareholder to comply on a timely basis with his/its respective reporting, tax, and other requirements imposed by law or otherwise. Each Shareholder shall also be entitled to receive from the President of the Corporation:

(a)

as soon as practicable but in any event within (i) twenty-one (21) days after fiscal quarter-end of the Corporation, internally prepared financials based on best available information at the applicable time; and (ii) thirty (30) days after the end of each of the first three (3) fiscal quarters of each fiscal year, a copy of the Corporation’s Financial Statements for such fiscal quarter and year to date;

(b)

as soon as practical but in any event within (i) twenty-one (21) days after fiscal year-end of the Corporation, internally prepared annual financials based on best available information at the applicable time; and (ii) thirty (30) days following the end of each fiscal year of the Corporation, a copy of the Corporation’s Financial Statements for such fiscal year, including a balance sheet as at the end of such fiscal year and statements of changes in financial position and profit and loss for such fiscal year, together with notes to such financial statements, management’s discussion and analysis of financial condition and results of operation, and comparative statements for the prior fiscal year;

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(c)

upon becoming aware that the same may be threatened or pending, and in any case immediately after the commencement thereof, a notice of any dispute, litigation or arbitration or other proceedings (including any regulatory investigations or alleged misconduct) before or of any government authority or any other person which might have a material adverse effect on the business, assets, liabilities, financial condition, results of operations or business prospects of the Corporation; and

(d)

a copy of any notice or statement given by the Corporation to the lenders, or received by the Corporation from the lenders, in connection with a breach of, or failure to perform, any covenant in relation to indebtedness of the Corporation for borrowed money, which copy shall be given contemporaneously with the giving of such notice or statement to the lenders.

In addition to the above, T&T shall cause the Corporation to deliver to Viking any additional information reasonably requested from time to time by Viking’s independent auditor.

2.23 Bankers, Banking and other Documents. Until changed by a resolution of the Directors, The Toronto Dominion Bank shall be the bankers of the Corporation (the “Bank”). The Corporation shall maintain such bank accounts as the Corporation may from time to time require, at the Bank or at such other bank or trust company as the Directors may from time to time determine. All bank accounts shall be kept in the name of the Corporation and all cheques, bills, notes, drafts, or other instruments shall be executed as set out in the Corporation’s banking resolution authorized by the Board on or after the Effective Date. The parties agree that any banking resolution in effect prior to the Effective Date is of no further force and effect and does not bind the Corporation. In the absence of a banking resolution duly authorized by the Board of Directors on or after the Effective Date, it is agreed that Tyler Van Dyke or his appointee(s) shall have sole signing authority on all cheques, bills, notes, drafts or other instruments subject to Section 2.24 below. All monies received from time to time for the account of the Corporation shall be deposited immediately into those bank accounts for the time being in operation, and all disbursements on account of the Corporation shall be made by cheque drawn on such bank accounts.

2.24 General Signing Authority. Unless otherwise authorized by a resolution of the Board of Directors, Tyler Van Dyke or his appointee(s) shall have the sole signing authority with respect to any instrument or document entered into by the Corporation, and no other Shareholder, Director or officer of the Corporation shall have the authority or right to bind the Corporation in any manner or to sign any document or instrument on behalf of the Corporation; provided that any contract, instrument or document to be entered into by the Corporation that is of a value of $1,000,000 and could be reasonably considered to be outside the ordinary course of the Business shall require the signature of any Officer or T&T Nominee plus one Viking Nominee.

2.25 Subordination to Senior Lender. Viking agrees to execute and deliver the Postponement and Assignment of Creditors Claim and Postponement of Security Agreement in favour of TD Canada Trust on or prior to the Effective Date, in the form set out in Schedule D.

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ARTICLE 3

INDEMNITY

3.1 Indemnity. Each Shareholder hereby agrees to indemnify, hold harmless, reimburse, and defend each and every other Shareholder (referred to as an “Indemnified Shareholder”), for, from, and against any and all liability, loss, damage or expense (including, without limitation, reasonable legal fees and disbursements) and any claim thereof or therefor which:

(a)	is asserted against, imposed on, or incurred or sustained by any Indemnified Shareholder (regardless of the form or nature of such liability, damage, loss, expense, or claim); and

(b)	results from, arises out of, or is connected with the non-fulfillment or breach by any Shareholder of any covenant in or obligation under this Agreement.

ARTICLE 4

CONFIDENTIAL INFORMATION

4.1 Confidential Information.

(a)

Each Shareholder and Principal acknowledges that they may from time to time be entrusted with types of confidential information, including without limitation, intellectual property, customer lists, financial information, marketing strategies, production techniques, software, and other information of a privileged and confidential nature which, upon disclosure, would be highly prejudicial to the interests of the Business, the Corporation and/or any Subsidiary (collectively the “Confidential Information”).

(b)

Each Shareholder and Principal acknowledges and agrees that the right to possess and maintain confidential all such Confidential Information constitutes a proprietary right of the Corporation and/or any Subsidiary, which the Corporation and/or any Subsidiary is entitled to protect.

(c)

Each Shareholder and Principal agrees that they will not at any time, whether then a Shareholder or a Principal or not, directly or indirectly, disclose Confidential Information to any Person not authorized by the Corporation to receive such information, other than such party’s own professional advisors on a need-to-know basis.

(d)

Each Shareholder and Principal shall return to the Corporation all property, written information, and documents of the Corporation and all Confidential Information and all copies of the same, whether in written, electronic, or other form forthwith upon his cessation as a Shareholder or Principal, as the case may be.

(e)

For greater certainty, nothing in this Agreement imposes liability upon any Shareholder or Principal for making disclosures of Confidential Information where such disclosure (i) is required by law or court order; or (ii) is occasioned through theft, lawful or unlawful search and seizure, or through any other means beyond the reasonable control of the Shareholder.

4.2 Disparaging Comments. Each of the parties hereto covenants and agrees that it is strictly prohibited, at all times (whether then a Shareholder or Principal or not), from making any representations, statements, remarks, and/or any comments whatsoever to any Person, when said representations, statements, remarks, and/or comment can be reasonably interpreted by any party as being disparaging to, and/or adversely affecting, or in any way being harmful to the parties hereto, their affiliates, the Corporation and/or any Subsidiary and/or its goodwill.

4.3 Survival. The obligations of each Shareholder under this Article 4 shall survive said Shareholder ceasing to be a shareholder of the Corporation.

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ARTICLE 5

RESTRICTIONS ON TRANSFER

5.1 Restriction. Except as otherwise provided for herein or with the unanimous consent of the Shareholders, no Shareholder shall directly or indirectly sell, assign, transfer, give, devise, bequeath, mortgage, pledge, hypothecate, or otherwise dispose of, alienate or in any way encumber or create a security interest in, or grant any option on (each said act referred to herein as a “Transfer”) any of the Shares owned by said Shareholder. Any attempted Transfer of Shares made in violation of this Agreement shall be null and void. Neither the Board nor the Shareholders shall approve or ratify any Transfer of Shares made in contravention of this Agreement and the Corporation shall not permit any such Transfer to be recorded on the share register of the Corporation maintained for the Shares. Notwithstanding the foregoing, the Shareholders and Directors shall be deemed to have consented to any Transfer of Shares made in accordance with this Agreement and to have waived any restriction on Transfer contained in the Articles or Bylaws in order to give effect to such Transfer of Shares.

5.2 Suspension of Rights. From and after the date of an attempted Transfer, unless otherwise expressly provided for in this Agreement, all rights of the Shareholder purporting to make the Transfer shall be suspended and inoperative, and no Person shall be entitled to vote such Shares or receive dividends or other distributions from the Corporation until the Transfer is rescinded by the transferor and transferee.

5.3 Principal not to Cease being in Control of Shareholder Corporation. Except with the prior written consent of all Shareholders, no Principal that is in Control of a Shareholder shall cease to be in Control of such Shareholder at any particular time when such corporation is a Voting Shareholder.

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ARTICLE 6

PUT/CALL PROVISIONS

6.1 Grant of Put Option - Viking

(a)

T&T hereby irrevocably grants Viking the option (the “Viking Put Option”), exercisable by Viking at any time following the thirty-six (36) month anniversary of the Effective Date, to require T&T to purchase, and T&T shall purchase from Viking, all of the Shares held by Viking (in this Section, the “Viking Shares”), which option may be exercised by Viking providing T&T with written notice of its intention to exercise the Viking Put Option (the “Viking Notice”).

(b)

The purchase price of the Viking Shares payable upon the exercise of the Viking Put Option shall be $7,750,000.00 (or $3,181.44 per Viking Share), subject to potential adjustment pursuant to Section 6.3 below (the “Viking Put Option Price”) and shall be satisfied, at the option of T&T, as follows:

(i)	in cash, payable within 120 days of the date of the Viking Notice via wire transfer in immediately available funds; or

(ii)

in preferred stock of T&T (the “T&T Equity”), within 120 days of the date of the Viking Notice, having an aggregate face value equal to the Viking Put Option Price, which stock shall have the following attributes:

A.	a cumulative dividend entitlement of eight percent (8%) per annum;

B.	a liquidation preference over all other classes of stock or securities of T&T;

C.

a redemption right in favour of T&T to redeem the T&T Equity, at any time, at a redemption price equal to 110% of the face value of the T&T Equity plus all accrued but unpaid dividends thereon, whether or not declared; and

D.

a retraction right in favour of Viking, exercisable at any time following the twelve (12) month anniversary of the issuance of the T&T Equity, to cause T&T to redeem the T&T Equity at a redemption price equal to 110% of the face value of the T&T Equity plus all accrued but unpaid dividends thereon, whether or not declared; or

(iii)	a combination of cash and T&T Equity which, in the aggregate, has a value equal to the Viking Put Option Price.

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(c)	Notwithstanding anything hereinto the contrary, Viking shall have the right to exercise the Viking Put Option at any time, at the Viking Put Option Price, upon the occurrence of any of the following:

(i)

subject to subsection 6.3(e), if any other party (other than Viking) fails to perform or observe any material term or condition of this Agreement and such failure continues for a period of twenty (20) days following Written Notice thereof from Viking;

(ii)

the sale or proposed sale to a third party (pursuant to a binding agreement) of (A) all or substantially all of the Corporation’s assets; or (B) any unit or division of the Corporation on a stand-alone basis, provided that the cessation of the Corporation’s business operations in eastern Canada and/or the allocation of certain of the Corporation’s operations to T&T as part of a restructuring of the Corporation’s operations shall not be deemed a sale or proposed sale for the purposes of this Section;

(iii)	subject to subsection 6.3(d), the death or Permanent Incapacity of Tyler Van Dyke;

(iv)	the change of Control of T&T other than by the death or Permanent Incapacity of Tyler; or

(v)

any merger or amalgamation of the Corporation and T&T or any of its Affiliates, it being acknowledged by Viking that the cessation of the Corporation’s business operations in eastern Canada and/or the allocation of certain of the Corporation’s operations to T&T as part of an informal, internal restructuring of the Corporation’s operations to achieve operational and financial efficiencies will not be considered a merger for the purposes of this Section.

6.2 Grant of Call Option – T&T

(a)

Conditional upon and in consideration of the payment of an option fee equal to $100,000 payable by T&T to Viking on the Effective Date by wire transfer of immediately available funds, Viking hereby irrevocably grants to T&T the option (the “T&T Call Option”), exercisable at any time by T&T prior to the thirty-six (36) month anniversary of the Effective Date, by providing written notice to Viking of its intention to exercise such option (the “T&T Notice”), to require Viking to sell and T&T to purchase from Viking all of the Shares held by Viking (in this Section, the “Viking Shares).

(b)

The purchase price of the Viking Shares payable upon the exercise of the T&T Call Option shall be $5,750,000, subject to potential adjustment pursuant to Section 6.3 below (in this Section, the “T&T Call Option Price”).

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(c)	The T&T Call Option Price shall be satisfied by T&T as follows:

(i)	ten percent (10%) of such purchase price shall be paid in cash via wire transfer in immediately available funds on the T&T Notice date; and

(ii)	the balance shall be paid in cash via wire transfer in immediately available funds within 60 days of the T&T Notice date.

6.3 Potential Adjustment(s)

(a)

T&T shall be entitled to set off against the Viking Share Purchase Price any Damages (as defined in the Subscription Agreement) suffered by, imposed upon or asserted against the Subscriber Indemnified Persons (as defined in the Subscription Agreement) as a result of any of the matters identified in Section 10.1 of the Subscription Agreement as giving rise to an indemnity obligation, incurred or caused by any Shareholder (as defined in the Subscription Agreement) provided that T&T shall first make reasonable efforts to set off such Damages pursuant to the Subscription Agreement. For clarity, notwithstanding any provision to the contrary in the Subscription Agreement, T&T shall be entitled to reduce the Viking Share Purchase Price on a dollar-for-dollar basis for the full amount of Damages suffered by a Subscriber Indemnified Person addressed by any of the above-noted indemnity obligations, subject to the foregoing limitation. Should the scope of the Damages not be finally determined on or before the date on which the Viking Share Purchase Price is payable, the parties shall agree on a reasonable estimate of the Damages and such amount will be held back by T&T and the Viking Share Purchase Price will be reduced accordingly. Once the scope of the Damages is finally determined, should the amount of the Damages exceed the amount held back, Viking shall pay to T&T the amount of the shortfall within 15 Business Days of the date the Damages are determined. Should the amount of the Damages be less than the amount held back, T&T shall pay Viking the amount of the surplus within 15 Business Days of the date the Damages are determined.

(b)

T&T shall be entitled to reduce the Viking Share Purchase Price on a dollar-for-dollar basis for any and all costs, expenses, liabilities, fines, penalties, or other amounts reasonably incurred or payable in connection with the investigation, remediation, mitigation, or any other corrective action required by (A) an order of an government authority; and/or (B) a contractual commitment of the Corporation, with respect to any and all oil spills or other discharge of hazardous substances, other than the discharge of hazardous substances in a non-material amount in the ordinary course of business, that occurred as a result of the Corporation’s use of the premises at 1605 Kebet Way, Port Coquitlam, British Columbia, prior to the Effective Date, as confirmed by an independent expert assessment, including but not limited to compliance with any orders, directives, or requirements imposed by any governmental or regulatory authority, to the extent such Damages have not otherwise been set-off or recovered by any Subscriber Indemnified Persons pursuant to the terms of the Subscription Agreement.

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(c)

T&T shall be entitled to reduce the Viking Share Purchase Price on a dollar-for-dollar basis for every dollar the Indebtedness (as defined in section 4.40 of the Subscription Agreement), is greater than the Permitted Indebtedness, to the extent such Damages have not otherwise been set-off or recovered by any Subscriber Indemnified Persons pursuant to the terms of the Subscription Agreement.

(d)

If the Viking Put Option is exercised as a result of the death or Permanent Incapacity of Tyler Van Dyke (the “Triggering Event”) within thirty six (36) months of the Effective Date, the Viking Put Option Price shall be reduced to $5,750,000, subject to any further adjustment pursuant to the other provisions of this Section 6.3. Furthermore, if the Triggering Event occurs within eighteen (18) months of the Effective Date, the reference to 120 days in Section 6.1(b)(i) shall be deemed to state twelve (12) months.

(e)

If the Viking Put Option is exercised as a result of subsection 6.1(c)(i) within thirty six (36) months of the Effective Date, the Viking Put Option Price shall be reduced to $5,750,000, subject to any further adjustment pursuant to the other provisions of this Section 6.3.

ARTICLE 7

BANKRUPTCY OR INSOLVENCY

7.1 Event of Bankruptcy or Insolvency of T&T. In the event T&T (the “Insolvent Shareholder”) is adjudicated bankrupt, or makes an assignment for the benefit of creditors, or proceedings are instituted by a third party seeking relief, reorganization, or rearrangement under any laws relating to insolvency in any jurisdiction whatsoever, or a receiver, liquidator, or trustee is appointed in respect of any property or assets of the party, or an order is made for the liquidation, dissolution, or winding up of the party, or a judgment is granted by a court against a party and said party fails to satisfy said judgment within a period of thirty (30) days of the date of said judgment, or a party declares bankruptcy or makes an assignment for the benefit of creditors, or has a receiving order made against him (the “Insolvency”), then the following shall apply:

(a)	At the option of Viking either:

(i)

the Insolvent Shareholder shall be deemed to have offered to sell all of its Shares to Viking and Viking shall have the option to purchase all (but not less than all) of the Shares owned by the Insolvent Shareholder (the “Offered Shares”); or

(ii)

the Insolvent Shareholder shall be deemed to have offered to sell all of his Shares to the Corporation and the Corporation shall have the option to purchase all (but not less than all) of the Shares owned by the Insolvent Shareholder (the “Offered Shares”).

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(b)

Regardless of whether the Corporation purchases the Offered Shares or Viking purchases said Offered Shares, the purchase price of the Offered Shares shall be Fair Market Value of the Offered Shares as on the day before the date on which the Insolvent Shareholder met any of the circumstances set out in the opening paragraph of this Section 7.1 above. This share valuation shall be made in accordance with the provisions of Schedule C attached hereto within forty-two (42) days of the earlier of the date the Insolvent Shareholder advised Viking in writing of the Insolvency and the date on which Viking became aware of the Insolvency.

(c)

Within thirty (30) days from receiving the valuation of the Offered Shares Viking shall give notice to the Insolvent Shareholder of their intention to either: (i) purchase the Offered Shares, if they intend to do so; or (ii) have the Corporation purchase the Offered Shares. If Viking provide such notice, the transaction pursuant to said notice shall be completed within twenty (20) days after the date of the giving of notice at the Corporation's registered office where delivery of the Offered Shares shall be made by the Insolvent Shareholder with good title, free and clear of all liens, charges, and encumbrances. The purchase price for the shares shall be paid in equal consecutive monthly installments over a period of two (2) years from the date of purchase, with interest accumulating at a rate of the Bank’s prime rate plus one percent (1%), the first of such installments to become due and payable one (1) month after the date of the purchase. Provided that whenever Viking or Corporation (as the case may be) is not in default in payment of principal on the balance of said purchase price, Viking or Corporation (as the case may be) shall have the privilege of prepaying at any time or times all or any part of the principal balance outstanding at such time or times without notice or bonus.

7.2 Tyler Van Dyke. If an Insolvency occurs with respect to Tyler Van Dyke, the provisions of Section 8.1 shall apply mutatis mutandis with respect to any Shares held by T&T.

7.3 Section Definitions. All definitions in this Article 7 apply to this Article only.

ARTICLE 8

GENERAL SALE PROVISIONS

8.1 Application of Sale Provisions. Except as may otherwise be expressly provided in this Agreement or the Schedules hereto, the provisions of this Article shall apply to any sale of Shares between or among Shareholders, or any sale of Shares by a Shareholder to a third party or, to the extent applicable, between Shareholders and the Corporation pursuant to the provisions of this Agreement (the “Sale Transaction”). For the purpose of this Article: the term “Vendor” shall mean the transferring Shareholder; “Purchaser” shall mean the acquiring party; and the “Purchased Shares” shall mean the Shares being transferred with respect to any Sale Transaction.

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8.2 Obligations of Vendor. At or prior to the time of closing, the Vendor shall:

(a)	Assign and transfer to the Purchaser the Purchased Shares and deliver the share certificate(s) representing the Purchased Shares duly endorsed for transfer to the Purchaser or as directed by him;

(b)	Do all other things required in order to deliver good and marketable title to the Purchased Shares to the Purchaser free and clear of any liens whatsoever;

(c)

Deliver to the Corporation and the Purchaser all necessary documents (which documents shall be in form and substance reasonably satisfactory to the solicitors for the Purchaser) required to transfer to the Purchaser the indebtedness of the Corporation and the other Shareholders to the Vendor or to otherwise comply fully with the intent of this Agreement;

(d)	Deliver to the Corporation signed resignations of the Vendor and his nominees, if any, as Directors, officers and employees of the Corporation, as the case may be;

(e)

Deliver to the Corporation releases by the Vendor and his nominees, if any, of all claims against the Corporation with respect to any matter or thing up to and including the time of closing in their capacities as Directors, officers, Shareholders, employees, or creditors of the Corporation, as the case may be, except for any claims which might arise out of the Sale Transaction;

(f)

Deliver to the remaining Shareholders releases by the Vendor and his/her nominees, if any, all claims against each remaining Shareholder and their respective nominees, if any, in their capacities as a Shareholder, Director or officer of the Corporation, except for any claims which might arise out of the Sale Transaction; and

(g)

Either provide the Purchaser with evidence reasonably satisfactory to the Purchaser that the Vendor is not then a non-resident of Canada within the meaning of the Income Tax Act (Canada) or provide the Purchaser with a certificate pursuant to Sub article 116(2) of the Income Tax Act (Canada) with a certificate limit in an amount not less than the purchase price for the Purchased Shares.

8.3 Release of Guarantees etc. If, at the time of closing, the Vendor, a Principal of the Vendor, or any other Person for and on behalf of the Vendor, shall have any guarantees, securities, or covenants lodged with any Person to secure any indebtedness, liability, or obligation of the Corporation or the remaining Shareholder, then the remaining Shareholder shall make reasonable commercial efforts to have such guarantees, securities, and/or covenants released, failing which all the remaining Shareholder shall indemnify the Vendor, a Principal of the Vendor, and/or any other Person for and on behalf of the Vendor, should any of them be required to make payment on said guarantees, securities, and/or covenants following the closing of the Sale Transaction.

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8.4 Deliveries to Vendor. At or prior to the time of closing, the Purchaser shall:

(a)

Deliver to the Vendor and his/its nominees, if any, a release by him, in his capacity as a Director, officer and Shareholder of the Corporation, of all of his claims against the Vendor and his nominees in his capacity as a Shareholder, Director, or officer of the Corporation, except for any claims which may arise out of the Sale Transaction; and

(b)

Cause the Corporation to deliver to the Vendor and his nominees, if any, a release by the Corporation of all its claims against the Vendor and his nominees with respect to any matter or thing arising as a result of the Vendor or his nominees being a Shareholder, Director, or officer of the Corporation, except for any claims which might arise out of the Sale Transaction or Subscription Agreement.

8.5 Repayment of Debts. If, at the time of closing, the Corporation is indebted to the Vendor in an amount recorded on the books of the Corporation and verified by the accountant of the Corporation, the Corporation shall repay such amount to the Vendor at the time of closing. If, at the time of closing, the Vendor is indebted to the Corporation in an amount recorded on the books of the Corporation and verified by the accountant of the Corporation, the Vendor shall repay such amount to the Corporation at the time of closing and, if the Vendor fails to make such repayment, the Purchaser shall be required to pay the amount of such indebtedness to the Corporation from the purchase price and the amount of the purchase price payable to the Vendor shall be reduced accordingly. The Purchaser shall also be required to deduct from the purchase price and remit to the Corporation any amounts to be paid to the Corporation on account of the Vendor's liability for Shareholder Loans or shareholder guarantees.

8.6 Payment of Purchase Price. Unless otherwise agreed in the Sale Transaction or otherwise provided for by this Agreement and Schedules hereto, the purchase price for the Purchased Shares shall be paid by the Purchaser in full by cash or bank draft at the time of closing.

8.7 Non-compliance with Conditions. If at the time of closing the Purchased Shares are not free and clear of all liens, charges, and encumbrances (“Liens”), the Purchaser may, without prejudice to any other rights which it may have, purchase the Purchased Shares subject to such Liens and, in that event, the Purchaser shall, at the time of closing assume all obligations and liabilities with respect to such Liens and make the payment of tax required under Article 116 of the Income Tax Act (Canada), as the case may be; and in each such case the purchase price payable by the Purchaser for the Purchased Shares shall be satisfied, in whole or in part, as the case may be, by such assumption or payment and the amount so assumed or paid shall be deducted from the purchase price payable at the time of closing.

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8.8 Non-Completion by Vendor. If, at the time of closing, the Vendor fails to complete the Sale Transaction, the Purchaser shall have the right, if not in default under this Agreement, without prejudice to any other rights which the Purchaser may have, make payment of the purchase price payable to the Vendor at the time of closing by depositing such amount to the credit of the Vendor in any branch of the Corporation's bankers. Such deposit shall constitute valid and effective payment of such amount to the Vendor irrespective of any action the Vendor may have taken to transfer or grant of Lien on the Purchased Shares. If the purchase price has been so paid, then from and after the date of deposit, the Sale Transaction shall be deemed to have been fully completed and all right, title, benefit and interest, both at law and in equity and to the Purchased Shares shall conclusively be deemed to have been transferred to and become vested in the Purchaser and all right, title, benefit, and interest, both at law and in equity, in and to the Purchased Shares of the Vendor or of any transferee or assignee of the Vendor shall cease and determine. The Purchaser shall also have the right to execute and deliver, on behalf of and in the name of the Vendor, such deeds, transfers, share certificates, resignations, and other documents that may be necessary to complete the Sale Transaction and each Shareholder, to the extent it may be a Vendor irrevocably appoints any Shareholder who becomes a Purchaser in a Sale Transaction its attorney in that behalf in accordance with the Powers of Attorney Act (Alberta), with no restriction or limitation in that regard and declaring that this power of attorney may be exercised during any subsequent legal incapacity on its part.

8.9 No Joint Liability. For greater certainty, the parties acknowledge and agree that where a Sale Transaction involves more than one Purchaser, the Purchasers in such Sale Transaction are not jointly liable for the payment of the purchase price for the Purchased Shares and any indebtedness purchased, but are only liable for their proportionate share.

8.10 Consents. The parties acknowledge that the completion of any Sale Transaction shall be subject, in any event, to the receipt of all necessary governmental and regulatory consents and approvals to the transfer of Shares contemplated thereby.

8.11 Option or Mandatory Obligation to Continue. Should the Corporation not be in a position to purchase the Shares of a Shareholder at the time that any option contained in this Agreement is exercised by a Shareholder then such right shall continue until the Corporation is in a position to so redeem the said shares.

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ARTICLE 9

DISPUTE RESOLUTION

9.1 Dispute Resolution. All disputes and questions whatsoever which shall arise between any of the parties in connection with this Agreement, or the construction or application thereof or any Article or thing contained in this Agreement or as to any act, deed or omission of any party or as to any other matter in any way relating to this Agreement (the “Dispute”), shall be resolved as follows:

(a)

First the parties shall endeavour to resolve the Dispute amongst themselves, however if there is not a resolution satisfactory to all parties concerned within five (5) Business Days of a party informing the other party or parties of the subject matter of the Dispute, the provisions in Section 9.1(b) shall apply.

(b)

Any Dispute that the parties hereto are unable resolve in accordance with Section 9.1(a), shall be resolved through mediation by an independent mediator (professional or otherwise) chosen by the parties, with each party agreeing on the choice of mediator. The mediator shall resolve the dispute within fifteen (15) Business Days of being retained. If the parties are unable to agree on a choice of a mediator or if the mediator is unable to reach or mediate a resolution of the Dispute then the provisions in Section 9.1(c) shall apply.

(c)

Failing a resolution in accordance Section 9.1(b), the Dispute will be settled by arbitration pursuant to the laws of the Province of Alberta in the City of Edmonton, Province of Alberta, Canada, following the arbitration and conciliation procedures set forth in the Arbitration Act (Alberta) or such successor legislation in force on the date of the mailing of the notice of arbitration. The parties agree that any such arbitral hearing shall close within three (3) months from the date of the commencement of such arbitral proceedings and the arbitral award will be made within thirty (30) days after the close of hearings and will be final and binding upon the parties. The parties hereto acknowledge that a qualified independent third party arbitrator, who may not be the mediator chosen in Section 9.1(b) above, to be determined by mutual agreement of the parties shall be the arbitrator appointed herein and that any decision rendered by such arbitrator shall be binding upon them. In the event that parties fail to agree on the person to be appointed arbitrator in accordance with the terms hereof, said arbitrator shall be appointed in accordance with the arbitration and conciliation procedures set forth in the Arbitration Act (Alberta).

(d)	That all costs and expenses for the aforementioned mediation and arbitration be paid out of the assets of the Corporation.

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ARTICLE 10

INSURANCE

10.1 Directors and Officers Insurance. The Corporation shall purchase and maintain insurance for the benefit of any Director or officer against any liability incurred by such Director and officer in a minimum amount of Three Million Dollars ($3,000,000.00) or such greater amount as the Board determines:

(a)

in the capacity as a Director or officer, except where the liability relates to the Director or officers’ failure to act honestly and in good faith with a view to the best interests of the Corporation; and/or

(b)

in the capacity as a Director or officer of another body corporate where the Director acts or acted in that capacity at the Corporation's request, except where the liability relates to the Director’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

10.2 Life Insurance. Intentionally Deleted.

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ARTICLE 11

NON-COMPETITION

11.1 Restriction on Competition. Viking (the “Covenantor”) agrees and covenants with T&T and the Corporation (the “Covenantees”) that, from the execution of this Agreement and until the expiry of two (2) years from any subsequent termination of this Agreement or from the Covenantor ceasing to be a Shareholder in the Corporation (the “Binding Period”), whichever is sooner, the Covenantor shall not, directly or indirectly, either alone or in partnership or in conjunction with any person or persons as principal, agent, shareholder or in any other manner whatsoever, within Canada:

(a)

carry on or be engaged in or be concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of, or permit its name or any part thereof to be used or employed by any Person engaged in or concerned with or interested in any competitive business or any aspect thereof as conducted at any time during the Binding Period;

(b)	solicit, interfere with or attempt to solicit or interfere with any supplier, employee, customer or client of or to the Corporation and/or any Shareholder away from the Corporation;

(c)

engage the services of any Person that was an employee, agent or sales representative of the Corporation and/or any Subsidiary at any time during the Binding Period, do any act or thing which results in the relationship between the Corporation and/or any Subsidiary and any supplier, employee, customer or client of the Corporation and/or any Subsidiary or any Shareholder being diminished or impaired; and/or

(d)

During the Binding Period, the Covenantor shall not, directly or indirectly, in any manner whatsoever, including either individually, in partnership, jointly or in conjunction with any other Person, or as principal, agent, director, officer, employee, consultant or shareholder, defame or actively disparage the commercial, business or financial reputation of the Corporation or its Affiliates or subsidiaries, any of their products or services, or any of their respective shareholders, employees, officers or directors.

For further certainty, if the Corporation is adjudicated bankrupt, or makes an assignment for the benefit of creditors, or proceedings are instituted by a third party seeking relief, reorganization, or rearrangement under any laws relating to insolvency in any jurisdiction whatsoever, or a receiver, liquidator, or trustee is appointed in respect of any property or assets of the Corporation, or an order is made for the liquidation, dissolution, or winding up of the Corporation, or a judgment is granted by a court against the Corporation and the Corporation fails to satisfy said judgment within a period of thirty (30) days from the date of said judgment, or the Corporation declares bankruptcy or has a receiving order made against the Corporation, then the Covenantor shall not continue to be bound by the terms of this non-competition provision.

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ARTICLE 12

GENERAL

12.1 Termination. This Agreement shall terminate on the earlier of:

(a)	the date on which one Person becomes the registered and beneficial owner of all the Shares; or

(b)	the date upon which there is an initial public offering of Shares.

Notwithstanding the foregoing, the provisions of this Article 12 and any other obligations under this Agreement which by their terms are intended to survive the termination of this Agreement, shall survive the termination of this Agreement.

12.2 Further Assurances. The parties shall sign such further and other documents, cause such meetings to be held, cause such resolutions to be passed and such by-laws to be enacted, exercise their vote and influence and do and perform (and cause to be done and performed) such further and other acts or things as may be necessary or desirable in order to give full effect to this Agreement and every part of it. Any actions required to be taken pursuant to this Section 12.2 shall be undertaken at the sole cost and expense of the party undertaking such actions. Each of the parties agree that they will at all times be faithful to the others and will do their best to further the interests of the Corporation and will at all times cast their votes for the election of the persons as provided in this Agreement as officers and directors of the Corporation, and will at no time cast their vote as a director or shareholder for the purpose of ousting the other parties from office, nor shall any of the parties take any measure by way of entering into a conspiracy or agreement for the purpose of ousting the other parties from office or for doing that which may prove detrimental to the interests of any of the parties.

12.3 Covenant of Viking – Correction of Financial Statements. Viking covenants and agrees that it shall, as soon as reasonably practical following the Effective Date, cause the Corporation to reverse the revenue entry made in the second fiscal quarter of 2024 with respect to the transaction involving Quilliq Energy Corporation (the “QEC Adjustment”) and to adjust the Corporation’s Financial Statements and Books and Records (as defined in the Subscription Agreement) accordingly. Viking shall bear and be solely responsible for all third-party accounting, legal, and other professional costs and expenses incurred in connection with such correction. Viking shall also provide T&T with evidence reasonably satisfactory to T&T confirming that the QEC Adjustment has been completed.

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12.4 Implementation of Agreement. If any conflict shall appear between the Articles, By-laws or resolutions of the Corporation and the provisions of this Agreement, the provisions of this Agreement shall govern and supersede the provisions of the Articles, By-laws and resolutions. If there shall be any such conflict, the Shareholders shall amend the Articles, By-laws and resolutions so as to ensure conformity with the terms of this Agreement.

12.5 Legend on Certificates. All share certificates of the Corporation shall be endorsed with the following legend:

“THE CORPORATION IS BOUND BY, AND THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO, A UNANIMOUS SHAREHOLDER AGREEMENT DATED AS OF THE ___ DAY OF MARCH, 2025, AS MAY BE AMENDED FROM TIME TO TIME, AND SUCH SECURITIES MAY NOT BE PLEDGED, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS THEREOF. ANY TRANSFEREE OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS DEEMED, AND REQUIRED, TO BE A PARTY TO THAT AGREEMENT.”

12.6 Copy of Agreement. The Corporation shall keep a true copy of this Agreement at its registered office and on reasonable prior notice from any party shall make the same available for examination by such party during the Corporation’s regular hours of business at such office.

12.7 Notices. All notices, requests, demands, or other communications required or permitted to be given by one party to another pursuant to this Agreement shall be given in writing by personal delivery, courier service, registered mail (postage prepaid), or facsimile transmission, or electronically by e-mail, addressed or delivered to the parties at the respective addresses set out in Schedule A or at such other address of which Written Notice is given to the other parties or to the Corporation. Such notices, requests, demands, or other communications shall be deemed to have been received when delivered, when sent by electronic means, if mailed through Canada Post, on the fifth (5th) Business Day after the mailing thereof, or, if sent by facsimile transmission, on the first (1st) Business Day after confirmed transmission. If a notice, request, demand or other communication is delivered by registered mail, and regular mail service shall be interrupted by strikes or other irregularities on or before the fifth (5th) Business Day after the mailing thereof, such notice, request, demand, or other communication shall be deemed to have been received only upon personal delivery thereof.

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12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. All of the parties to this Agreement irrevocably submit to the exclusive jurisdiction of the courts of the Province of Alberta.

12.9 Entire Agreement and Amendment. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the parties with respect to the matters in this Agreement and supersedes all prior agreements and negotiations, whether written or oral, relating to the subject-matter of this Agreement. The execution of this Agreement has not been induced by, nor do any of the parties rely upon or regard as material, any representations, promises, agreements or statements whatsoever not incorporated in this Agreement and made a part of this Agreement. This Agreement shall not be amended, altered or qualified except by an instrument in writing signed by all of the parties.

12.10 Waiver. No party to this Agreement shall be deemed or taken to have waived any provision of this Agreement unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver. No failure or delay on the part of a party in exercising any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by a party of a default shall operate against such party as a waiver of such default unless made in writing and signed.

12.11 Enurement and Assignment. This Agreement shall be binding upon and enure to the benefit of the parties, their respective heirs, executors, administrators and other legal representatives, and, to the extent permitted, their respective successors and permitted assigns. No party to this Agreement may assign, transfer or otherwise dispose of all or any part of its rights or obligations or any interest in this Agreement without the prior consent of the parties.

12.12 Power of Attorney. If any Shareholder neglects or refuses, or is unable to execute or deliver any document required to be executed or delivered pursuant to the provisions of this Agreement, then such Shareholder shall be deemed to have appointed the Corporation as his or her agent and lawful attorney, in accordance with the Powers of Attorney Act (Alberta), for the purpose of executing and delivering such document and such execution or delivery shall be as valid and effectual, for all purposes, as though it had been executed or delivered by such Shareholder. This appointment, being coupled with interest, is therefore irrevocable.

12.13 Severability. If any provision of this Agreement or the application of such provision to any Person or circumstances shall be held illegal, invalid, or unenforceable, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those as to which it is held illegal, invalid, or unenforceable shall not be affected thereby. Each provision of this Agreement is intended to be severable, and if any provision is illegal, invalid, or unenforceable in any jurisdiction, this will not affect the legality, validity, or enforceability of such provision in any other jurisdiction or the validity of the remainder of this Agreement.

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12.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which when so signed and delivered shall be deemed an original and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

12.15 Independent Legal Advice. By execution of this Agreement, the parties hereto do individually acknowledge, consent and agree:

(a)

that they have been advised to seek independent legal advice with respect to the terms of the Agreement, and that they have been given an opportunity to seek such legal advice. If they have not obtained such independent legal advice, that notwithstanding such recommendation and said opportunity, they acknowledge and declare that they wish to enter into this Agreement without independent legal advice, that the terms of this Agreement correctly set out their wishes and intentions, and that they agree to be bound by those terms;

(b)	that they understand their respective rights and obligations under this Agreement; and

(c)	that they are signing this Agreement voluntarily.

[Signature page follows below.]

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IN WITNESS WHEREOF, the parties have executed this Unanimous Shareholders Agreement as of the Effective Date.

CORPORATION

SIMSON-MAXWELL LTD.

By:
Name:
Title: President I have authority to bind the Corporation

SHAREHOLDERS

VIKING ENERGY GROUP, INC.

By:
Name: James Doris Title: President and C.E.O. I have authority to bind the Corporation

T&T POWER GROUP INC

By:
Name: Tyler Van Dyke
Title: President I have authority to bind the Corporation

 PRINCIPALS

Tyler Van Dyke

[Signature Page – Unanimous Shareholders Agreement]

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Schedule A

Shareholders

Name	Address	Class of Shares	Number of Shares
Viking Energy Group, Inc.	12 Greenway Plaza, Suite 1100 Houston, TX 77046 USA	Class A Common	2,436
T&T Power Group Inc. Principal: Tyler Van Dyke	1430 Hutchinson Road Wellesley, Ontario N0B 2T0 Canada	Class A Common	2,536

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Schedule B

Form of Acknowledgment

To:	The parties to the Unanimous Shareholders Agreement dated as of April ___, 2025 (the "Shareholders Agreement") relating to Simson-Maxwell Ltd. (the “Corporation”)

The undersigned, as a holder of shares in the capital of the Corporation, hereby agrees to be a party to and to be bound by all of the provisions of the Shareholders’ Agreement.

DATED _______________ .

If an individual: Signature:

Name:

If a corporation:

Name of Corporation:

By:
Name:
Title:

Acceptance by the Corporation:

SIMSON-MAXWELL LTD.

By:
Name:
Title:

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Schedule C

Share Valuation

(a)

For the purposes of this Agreement, “Fair Market Value” means the aggregate fair market value of the applicable Shares as agreed to in writing by the Shareholders or, failing agreement, as determined by a qualified, independent business valuator (the “Valuator”) appointed under Article (b) below. Fair Market Value per Share shall be deemed to be equal to the most recent determination of Fair Market Value per Share pursuant to this Schedule if such most recent determination of Fair Market Value took place within twelve (12) months of the date on which such determination is to be made, failing which, in accordance with Article (b) below.

(b)

If the Shareholders fail to reach unanimous written agreement as to the Fair Market Value of a Shareholder’s Shares within thirty (30) days following written request given by any of them, then the Board of Directors shall appoint the Valuator and shall instruct the Valuator to determine the Fair Market Value of such Shares within sixty (60) days following their appointment. In making its determination as to the Fair Market Value of any Shares, the Valuator shall not take into account the fact that such Shares do not form part of a “control block”. The determination of the Valuator as to the Fair Market Value of the Shares shall be final and binding upon the Shareholders. The Valuator shall have access to the books, accounts, records, vouchers, cheques, papers and documents of, or which may relate to the Corporation. The Shareholders shall cooperate with the Valuator and shall provide all information and documents reasonably requested by the Valuator. All reasonable fees and disbursements charged by the Valuator shall be paid by the Corporation. All costs associated with the valuation shall be shared between the Shareholders unless the Shareholders agree by unanimous resolution that the costs shall be borne by the Corporation.

(c)

If any Shareholder disputes the determination made by the Valuator, such Shareholder shall have seven (7) days from receipt of the valuation information to engage an independent firm of business valuators (qualified by professional industry standards to provide advice with respect to valuations) to determine the Fair Market Value of each Share on the same basis as outlined in Subsection (b) of this Schedule “C”, and the determination made by this firm shall be averaged with the determination made by the Valuator in order to produce a final valuation which shall be binding on the parties. All costs associated with the second valuation will be borne by the Shareholder that invoked this Subsection (c).

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Schedule D

Form of

Postponement and Assignment of Creditors Claim and Postponement of Security Agreement

See attached.

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